Exhibit 99.1

Senomyx Reports Fourth Quarter and Fiscal Year 2017 Financial Results

SAN DIEGO, CA – March 8, 2018 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and ingredient supply industries, today reported financial results for the fourth quarter and fiscal year ended December 31, 2017.

“2017 was both a productive and meaningful year for Senomyx, highlighted by encouraging direct sales growth, successful monetization of certain cool flavor assets and continued progress along our R&D roadmap,” stated John Poyhonen, President and Chief Executive Officer of the Company. “Looking at the fourth quarter specifically, the period was highlighted by the $10 million upfront payment we collected for expanding licenses to our cool taste ingredients as well as the continued advancement of the siratose strain development process.”

During the past year, the Company has aggressively pursued new non-exclusive collaborative relationships for its natural sweet taste program. At this time, the Company has not been able to add new collaborators to provide research funding for its natural sweet taste program on terms that are acceptable to the Company. Management believes that further progress on the siratose strain development process will be pivotal in establishing new collaborations. Moving forward, Senomyx will continue to focus on its siratose development efforts as previously planned, while pursuing new collaborative research funding on satisfactory terms.

In addition, the Company has engaged an advisor to pursue a range of strategic alternatives to further enhance shareholder value. “As we have in the past, the Board of Directors routinely considers a broad range of strategic opportunities with the ultimate goal of maximizing value for our shareholders,” stated Kent Snyder, Chairman of the Board of Directors of Senomyx. “While we plan to carefully consider all possible outcomes related to the strategic review process, the Senomyx leadership team, with the support of the board, remains focused on executing the Company’s long-term business plan. As we demonstrated in the fourth quarter through the successful monetization of certain cool taste ingredients, engaging an advisor enables us to consider all possible options to support the growth of our business in order to maximize value for our shareholders.”

Fourth Quarter 2017 Operational Results

During the fourth quarter, Senomyx expanded its cool program collaboration agreement with Firmenich. Under terms of the amended agreement, Firmenich was granted an exclusive license to CoolmyxTM CL19 and related cooling ingredients in all product categories. In November, Senomyx received an upfront payment of $10 million for the exclusive license and pre-payment of cool program royalty obligations covering the period from 2018 through 2020.

From a research and development perspective, during the fourth quarter Senomyx scientists made significant progress on siratose strain development. “Based on this progress, our goal continues to be achieving a proof of concept of the fermentation strain development by mid-2018. Assuming that we are able to achieve this goal, the next step is to optimize the strain development process and submit our GRAS notification by the end of 2019, keeping in mind the feasibility and timeline of these development activities is inherently uncertain,” Poyhonen concluded.

Sharon Wicker, Senior Vice President and Chief Commercial Development Officer, added: “Direct sales of our Complimyx® flavor ingredient offerings grew by 70% during 2017 compared to the previous year. We continue to earn new business with world-class flavor house customers, and their forecasts for future use of our portfolio ingredients are promising. In addition, our win count grew to 23 wins across 17 different customers. We remain optimistic about the growth prospects for our direct sales efforts going forward.”

Fourth Quarter and Fiscal Year 2017 Financial Results

Commercial revenues for the fourth quarter of 2017 increased to $12.9 million from $2.3 million for the same period a year ago. For the year ended December 31, 2017, commercial revenues increased to $21.5 million from $9.2 million in 2016. The increases in commercial revenues were primarily due to $10 million of revenues recorded upon the amendment of the Company’s cool program collaboration with Firmenich in November 2017, as well as higher royalties related to the sweet taste program and higher direct sales.

Development revenues for the fourth quarter of 2017 increased to $2.0 million from $1.9 million in the fourth quarter of 2016. For fiscal year 2017, development revenues decreased to $7.8 million from $13.8 million in fiscal year 2016 due to reduced research funding under the Company’s sweet taste program collaborations.

Research, development and patent expenses decreased $845,000, or 18%, in the fourth quarter of 2017 from the fourth quarter of 2016 and decreased $4.3 million, or 20%, in 2017 compared to the prior year. These decreases were primarily due to lower personnel-related expenses.

Selling, general and administrative expenses increased $273,000, or 10%, in the fourth quarter of 2017 compared to the same period in 2016, and increased $384,000, or 3%, in fiscal year 2017 compared to the prior year. These increases were largely due to advisor expenses related to the amendment of the Company’s cool program collaboration, which resulted in $10 million of revenues.

Non-cash, stock-based compensation expenses totaled $746,000 and $3.2 million for the three months and year ended December 31, 2017, respectively.

The fourth quarter of 2017 resulted in net income of $7.2 million, or $0.15 per share, compared to a net loss of $3.7 million, or $(0.08) per share, for the fourth quarter of 2016. For fiscal year 2017, net loss totaled $1.3 million, or $(0.03) per share, compared to a net loss of $10.7 million, or $(0.24) per share, for the year ended December 31, 2016.

Financial Outlook

At year-end, Senomyx had no debt and $15.9 million in cash, which was an increase of $8.2 million from the prior quarter. In addition, the company is scheduled to receive $10.5 million in committed development funding over the next two years.

Commercial revenues in the first quarter of 2018 are expected to decline due to certain contractual terms, including the conclusion of the minimum annual royalties period under the PepsiCo sweet program collaboration and the temporary suspension of royalty payments under the amended Firmenich cool program collaboration announced in the fourth quarter of 2017. For the first quarter of 2018, the company expects:

●	Revenues to be at least $3.0 million, of which at least $1.4 million would be commercial revenues; and
●	Net loss not to exceed $4.2 million or $(0.09) per share

Conference Call

Senomyx management will host a conference call today (March 8, 2018) at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss these financial results and provide an update on the company’s execution of strategy. To participate in the live conference call, U.S. residents should dial 844-825-0514, and international callers should dial 315-625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 2684448.

To access the live Internet broadcast or a subsequent archived recording, please visit the Investor Relations section of Senomyx’s website.

About Senomyx, Inc.

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, regarding our projected financial results and anticipated financial condition in 2018, statements regarding new collaboration agreements and the anticipated funding we may receive, statements relating to potential strategic alternatives and whether any such transactions will occur, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; and we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial information to follow)

Company Contact:	Investor Relations:
Dave Humphrey	Matt Glover and Tom Colton
Vice President, Finance	Liolios Group, Inc.
Senomyx, Inc.	949-574-3860
858-646-8305	SNMX@liolios.com
dave.humphrey@senomyx.com

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)
Revenues:
Commercial revenues	$12,941	$2,317	$21,531	$9,242
Development revenues	1,988	1,885	7,789	13,797
Total revenues	14,929	4,202	29,320	23,039

Operating expenses:
Cost of commercial revenues	730	264	1,832	1,096
Research, development and patents (including $324, $451, $1,206 and $1,932, respectively, of non-cash stock-based compensation)	3,946	4,791	16,685	20,950
Selling, general and administrative (including $422, $598, $1,966 and $2,507, respectively, of non-cash stock-based compensation)	3,106	2,833	12,136	11,752
Total operating expenses	7,782	7,888	30,653	33,798

Income (loss) from operations	7,147	(3,686)	(1,333)	(10,759)

Other income	26	16	70	73

Net income (loss)	$7,173	$(3,670)	$(1,263)	$(10,686)

Basic and diluted net income (loss) per share	$0.15	$(0.08)	$(0.03)	$(0.24)

Weighted average shares used in computing basic and diluted net income (loss) per share	47,787	45,036	47,193	44,804

Condensed Balance Sheets

(in thousands)

	December 31, 2017	December 31, 2016

Cash, cash equivalents and investments available-for-sale	$15,863	$12,363
Other current assets	9,176	8,670
Property and equipment, net	2,561	2,731
Total assets	$27,600	$23,764

Accounts payable, accrued expenses and other current liabilities	$4,920	$5,504
Deferred rent	2,564	1,886
Leasehold incentive obligation	1,353	1,572
Stockholders’ equity	18,763	14,802
Total liabilities and stockholders’ equity	$27,600	$23,764